Exhibit 99.1

Mirati Therapeutics Reports Second Quarter 2023 Financial Results and Recent Corporate Updates

Shares plans to initiate Phase 3 combination study evaluating adagrasib with pembrolizumab in first line non-small cell lung cancer in patients with TPS ≥ 50%

Announces compelling initial clinical data for MRTX1719 in MTAP-deleted cancers demonstrating favorable safety profile and early signs of strong clinical activity

David Meek to depart Company, Charles M. Baum, M.D., Ph.D., President and Founder, to assume role of interim CEO during search for permanent CEO

Company will announce financial results for the second quarter 2023 along with recent corporate updates during a conference call at 5:30 p.m. ET / 2:30 p.m. PT

SAN DIEGO – August 8, 2023 – Mirati Therapeutics, Inc.® (NASDAQ: MRTX), a commercial stage biotechnology company, today announced financial results for the second quarter 2023 along with recent pipeline and corporate updates.

“We are pleased to share the significant progress made during the second quarter of 2023, highlighted by an update to the clinical data and articulation of our path to develop KRAZATI® in front line non-small cell lung cancer (NSCLC). Coupled with strong second quarter KRAZATI sales performance, these data reinforce our belief that KRAZATI is the best-in-class KRASG12C inhibitor with significant potential to positively impact the lives of patients living with cancer,” said Charles Baum, M.D, Ph.D., interim CEO, president and founder, Mirati Therapeutics, Inc. “Further, we advanced our robust pipeline of targeted oncology programs, including MRTX1719, our potentially first-in-class MTA cooperative PRMT5 inhibitor, where we demonstrated a favorable safety profile, proof of mechanism and compelling early clinical activity in patients with MTAP-deleted cancers. Looking ahead, we are confident in the potential of our broad pipeline of innovative, potentially best-in-class programs including MRTX1133 and our next generation of KRAS inhibitors, as well as MRTX1719 and MRTX0902, our SOS1 inhibitor. We continue to demonstrate our proven expertise in the discovery and development of transformational treatments to people living with cancer.”

Pipeline Updates

Adagrasib (Potent and selective KRASG12C inhibitor)

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In August, the Company shared updated clinical data in first-line NSCLC for the combination of adagrasib with pembrolizumab. The Company announced plans to begin enrolling patients with TPS ≥ 50% in a Phase 3 clinical study by year-end 2023.

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In August, the Company shared that KRYSTAL 17, a Phase 2 clinical study evaluating adagrasib in combination with chemo-immunotherapy for patients with TPS < 50% has been initiated. The Company intends to provide an update on this study and outline potential registrational development plans in 2024.

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In July, the company announced the European Medicine Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) issued a negative opinion on the Conditional Marketing Authorisation Application (MAA) for KRAZATI® (adagrasib) for the treatment of patients with KRASG12C -mutated advanced NSCLC. The evaluation of the full MAA is not impacted and will be considered by the CHMP following the data from KRYSTAL-12, a Phase 3 clinical study of adagrasib versus docetaxel in second line NSCLC patients. The Company has requested a formal reexamination of the Conditional MAA. (View Release)

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In June, the Journal of Clinical Oncology published clinical results from the KRYSTAL-1 study of adagrasib, a potent and selective KRASG12C inhibitor, demonstrating durable intracranial activity in patients living with KRASG12C-mutated NSCLC with untreated central nervous system metastases. (View Release)

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In June, the Company presented updated clinical data for adagrasib as a targeted treatment for KRASG12C-mutated advanced pancreatic ductal adenocarcinoma (PDAC), biliary tract cancer and other solid tumors at the American Society of Clinical Oncology (ASCO) Annual Meeting. Based on these results, the Company plans to discuss a tumor agnostic Accelerated Approval approach with FDA by year-end 2023. (View Release)

•	The Company is on track to complete a supplemental New Drug Application (sNDA) for third-line and beyond colorectal cancer in patients with a KRASG12C mutation by year-end 2023.

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The Company continues to enroll in KRYSTAL-10, a Phase 3 registrational clinical study in second-line colorectal cancer patients, evaluating the combination of adagrasib plus cetuximab versus chemotherapy. The Company expects to complete enrollment by year-end 2023 and plans to share top line results in 2024.

•	The Company continues to enroll in KRYSTAL-12, a Phase 3 clinical study of adagrasib versus docetaxel in second line NSCLC patients. The Company plans to share data from this study in 2024.

MRTX1719 (MTA cooperative PRMT5 inhibitor)

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In August, the Company presented initial clinical data from the Phase 1 dose escalation clinical study evaluating MRTX1719, an MTA cooperative PRMT5 inhibitor, in patients with solid tumors harboring MTAP-gene deletions, demonstrating a favorable safety profile and early signs of clinical activity. A manuscript characterizing the Company’s preclinical and early clinical experience with 1719 including case studies from the Phase 1 study was accepted by Cancer Discovery and will publish online on August 8, 2023. The Company expects to initiate a Phase 2 study in the first half of 2024.

MRTX1133 (Potent and selective KRASG12D inhibitor)

•	The Company continues to enroll patients in the Phase 1/2 clinical study with plans to share initial clinical data in the first half of 2024.

MRTX0902 (Potent SOS1 inhibitor)

•	In July, the Company initiated a cohort within the Phase 1/2 trial evaluating the combination of MRTX0902 plus adagrasib with plans to share initial clinical data in 2024.

Sitravatinib (Potent TAM receptor inhibitor)

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In May, the Company announced that the Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)[1] in second or third line non-squamous NSCLC study did not meet its primary endpoint of overall survival at the final analysis. The Company plans to disclose study data at an upcoming medical meeting. (View Release)

Recent Corporate Updates

•	In August, the Company announced that David Meek departed as CEO. Charles Baum, M.D., Ph.D., will assume the role of interim CEO while the Company searches for a permanent CEO.

•	In June, the Company announced Carol Gallagher, Pharm.D. was appointed to the Company Board of Directors as an independent director. (View Release)

Second Quarter Financial Results

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Cash, cash equivalents and short-term investments of approximately $779.4 million as of June 30, 2023. Net reduction in cash, cash equivalents and short-term investments for the second quarter of 2023 was $122.9 million. The Company expects 2023 net cash burn to annualize within a range of $560 million to $580 million.

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Net KRAZATI® product revenue for the three and six months ended June 30, 2023 was $13.4 million and $19.7 million, respectively. Net product revenue during the three months ended June 30, 2023 was comprised of $11.7 million of commercial sales and $1.7 million of sales to a third-party commercial customer for its clinical trials. There was no product revenue for the same periods in 2022.

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License and collaboration revenue for the three and six months ended June 30, 2023 was $0.3 million and $1.2 million, respectively, related to clinical supply revenue earned under the agreement with Zai Lab. License and collaboration revenue for the same periods in 2022 was $5.4 million and $6.1 million, respectively, related to a $5 million milestone payment from Zai Lab for the initiation of the first pivotal clinical trial of adagrasib for the first indication in China, and clinical supply revenue earned under the agreement with Zai Lab.

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Cost of product revenue for the three and six months ended June 30, 2023 was $1.3 million and $2.1 million, respectively, of which $1.0 million and $1.6 million, respectively, related to product manufacturing and distribution costs, and royalties incurred on net sales of KRAZATI®, and the remainder represented non-cash amortization expense for our intangible asset. There was no cost of product revenue for the same periods in 2022.

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Research and development expenses for three and six months ended June 30, 2023 were $124.2 million and $250.9 million, respectively, compared to $128.3 million and $259.3 million for the same periods in 2022, respectively. The decrease was primarily driven by a reduction in clinical development costs for sitravatinib as enrollment was completed in the SAPPHIRE Phase 3 clinical study in the second quarter of 2022, and a decrease in share-based compensation due to a decrease in the fair value of equity awards granted during the period, partially offset by increases in costs for earlier stage clinical development programs such as MRTX1133, and an increase in salaries and other employee related expense to support portfolio advancement.

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Selling, general and administrative expenses for the three and six months ended June 30, 2023 were $75.5 million and $149.0 million, respectively, compared to $54.2 million and $108.2 million, respectively for the same periods in 2022. The increases were primarily due to an increase in headcount-related costs, including share-based compensation and salaries, and commercial-related costs to support the marketing and sales of KRAZATI®.

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Net loss for the three months ended June 30, 2023 was $176.9 million, or $3.04 per share basic and diluted, compared to a net loss of $176.4 million, or $3.18 per share basic and diluted for the same period in 2022. Net loss for the six months ended June 30, 2023 was $361.5 million, or $6.22 per share basic and diluted, compared to a net loss of $364.8 million, or $6.57 per share basic and diluted for the same period in 2022.

Conference Call Information

There will be a conference call on August 8, 2023 at 5:30 p.m. ET / 2:30 p.m. PT during which company executives will review financial information for the second quarter and provide corporate updates.

Investors and the general public are invited to listen to a live webcast of the call at the “Investors and Media” section on Mirati.com or by dialing the U.S. toll free +1 773-305-6853 or international +1 888-394-8218, confirmation code: 6674271.

A replay of the call will be available approximately 2 hours after the event has ended at the same website.

About Mirati Therapeutics, Inc.®

Mirati Therapeutics, Inc. is a commercial stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn, and Facebook.

Forward Looking Statements

This press release includes forward-looking statements regarding Mirati’s business, financial guidance and the therapeutic and commercial potential of KRAZATI® (adagrasib), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), Mirati’s technologies and Mirati’ other products in development. Any statement describing Mirati’s goals, expectations, intentions or beliefs, financial or other projections, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’ annual report on Form 10-K, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission and available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: ir@mirati.com

Media Relations: media@mirati.com

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1OPDIVO® (nivolumab) and the related logo are registered trademarks of Bristol-Myers Squibb Company

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash, cash equivalents and short-term investments	$779,434	$1,083,837
Accounts receivable, net	10,523	865
Inventory	8,644	3,020
Other current assets	20,316	21,239

Total current assets	818,917	1,108,961
Property and equipment, net	16,867	17,540
Intangible asset, net	14,397	14,914
Long-term investment	4,565	3,465
Right-of-use asset	35,431	36,122
Other long-term assets	24,866	21,645

Total assets	$915,043	$1,202,647

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$32,507	$38,861
Accrued liabilities	107,483	120,587

Total current liabilities	139,990	159,448
Lease liability	42,722	43,661
Other liabilities	3,380	3,022

Total liabilities	186,092	206,131

Shareholders’ equity	728,951	996,516

Total liabilities and shareholders’ equity	$915,043	$1,202,647

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$13,365	$—	$19,656	$—
License and collaboration revenues	325	5,362	1,201	6,071

Total revenue	13,690	5,362	20,857	6,071
Expenses
Cost of product revenue	1,025	—	1,583	—
Cost of product revenue—intangible asset amortization	258	—	517	—
Research and development	124,187	128,339	250,870	259,315
Selling, general and administrative	75,490	54,228	148,980	108,179

Total operating expenses	200,960	182,567	401,950	367,494
Loss from operations	(187,270)	(177,205)	(381,093)	(361,423)
Other income (expense), net	10,357	760	19,594	(3,408)

Net loss	$(176,913)	$(176,445)	$(361,499)	$(364,831)

Unrealized gain (loss) on available-for-sale investments	26	(909)	2,069	(5,711)
Foreign currency translation adjustment	(34)	—	(65)	—

Comprehensive loss	$(176,921)	$(177,354)	$(359,495)	$(370,542)

Net loss per share, basic and diluted	$(3.04)	$(3.18)	$(6.22)	$(6.57)
Weighted average common shares outstanding, basic and diluted	58,232	55,552	58,132	55,511